EXHIBIT 4.3

AMENDMENT TO
UNIT SUBSCRIPTION AGREEMENT

                    This AMENDMENT to the UNIT SUBSCRIPTION AGREEMENT (this “Subscription Amendment Agreement”) is made as of January 23, 2008, by and between Trian Acquisition I Corp., a Delaware corporation (the “Company”), and Trian Acquisition I, LLC (the “Sponsor”), a Delaware limited liability company.

                    WHEREAS, pursuant to the Unit Subscription Agreement, dated as of October 29, 2007, between the Company and the Sponsor (the “Subscription Agreement”), the Company issued and sold to the Sponsor an aggregate of 21,562,500 units (the “Sponsor Units”), each consisting of one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) and one warrant (a “Warrant”) entitling the holder thereof to purchase one share of Common Stock for $7.00, subject to adjustment (such warrants, the “Initial Sponsor Warrants”);

                    Whereas, on December 31, 2007, the Sponsor separately transferred 1,775,000 shares of Common Stock included in the Sponsor Units to certain persons and as a result holds 19,787,500 Sponsor Units and 1,775,000 separate Initial Sponsor Warrants; and

                    Whereas, on January 23, 2008, the Company declared a dividend in the amount of 0.06667 shares of Common Stock per share of Common Stock issued and outstanding (the “Stock Dividend”).

                    NOW, THEREFORE, for and in consideration of the promises and mutual covenants set forth herein, the parties hereto agree as follows

                              1. Amendment to Subscription Agreement. The Company and the Sponsor hereby agree that following the Stock Dividend, Section 3 of the Subscription Agreement is hereby amended in its entirety to read as follows:

“3. Redemption of Units. If and to the extent that the underwriters for the Initial Public Offering (the “Underwriters”) do not exercise in full their option to purchase up to 12,000,000 Units to cover over-allotments (as described in the Registration Statement) prior to the expiration or termination of such option, the Company shall redeem, at $0.0011 in cash per Sponsor Unit, up to 3,000,000 Sponsor Units from the holders thereof on a pro rata basis in an amount sufficient to cause the number of shares of Common Stock underlying the outstanding Sponsor Units held by the Purchaser and the Common Stock held by the other stockholders of the Company prior to the Initial Public Offering (and, in each case, their permitted transferees) to equal 20% of the Company’s then-outstanding Common Stock after giving effect to the Initial Public Offering (without giving effect to any Units purchased by the Purchaser or any such other persons in the Initial Public Offering) and the exercise, if any, of the Underwriters’ over-allotment option. The parties shall give effect to this mandatory redemption of Sponsor Units within ten business days following the earlier to occur of the expiration or termination of the Underwriters’ over-allotment option. If the Underwriters exercise their over-allotment option in full, the Company shall have no right or obligation to redeem any of the Sponsor Units.”

2. No Other Changes. Except as expressly provided for by this Subscription Amendment Agreement, the Subscription Agreement shall remain in full force and effect.

                              3. Governing Law. This Subscription Amendment Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

4. Amendments. This Subscription Amendment Agreement may not be amended or modified except in a writing executed by the parties hereto.

                              5. Counterparts. This Subscription Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

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                    IN WITNESS WHEREOF, this Subscription Amendment Agreement has been duly executed by the parties hereto as of the date first above written.

TRIAN ACQUISITION I, LLC

By:	/s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

TRIAN ACQUISITION I CORP.

By:	/s/ Greg Essner

Name: Greg Essner
Title: Treasurer, Chief Financial Officer and Assistant Secretary